UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of principal executive offices) (Zip Code)

(614) 757-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Cardinal Health, Inc. (the “Company”) has identified a potential risk with the Alaris PCA (Patient Controlled Analgesia) module when used with the Alaris PC Unit operating with software versions 8 through 9.1. When the products are used together, the Alaris PCA module may infuse above or below the intended infusion dose if a specific sequence of events occurs. The Company has placed a hold on shipping the Alaris PCA module and related Alaris PC Unit until the software is corrected. The Company is in the process of issuing a safety alert to notify customers of the potential risk and providing instructions to help mitigate the risk, along with developing a software correction. Because the Company is operating under a previously disclosed Amended Consent Decree for Condemnation and Permanent Injunction (the “Amended Consent Decree”), it expects to implement this software correction under the corrective action plan required to be submitted to the U.S. Food and Drug Administration no later than April 24, 2009 pursuant to the Amended Consent Decree. The Amended Consent Decree was entered by the U.S. District Court for the Southern District of California on February 23, 2009.

The Company will record a reserve of $6 million in the third quarter of fiscal 2009 related to the estimated cost of developing the software correction and implementing this correction to the existing units currently in use by customers. The Company also currently expects a negative impact on segment profit for its clinical and medical products segment of approximately $14 million during the remainder of fiscal 2009 as a result of the ship-hold, and is taking steps to mitigate this financial impact through cost controls.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: March 12, 2009	By:	/s/ Ivan K. Fong
	Name:	Ivan K. Fong
	Title:	Chief Legal Officer and Secretary